News Release

FOR IMMEDIATE RELEASE

PLUG POWER RESTRUCTURING THE ORGANIZATION

TO FOCUS ON SALES AND MARKETING

  Cost cutting measures support goals for market adoption and long-term profitability

  Changes will reduce cash burn by the end of Q4 2008

LATHAM, NY- June 11, 2008 - Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today announced that it is taking immediate steps to become a market and sales driven organization.

As part of a restructuring plan approved by the board of directors, the Company is reducing its workforce of 380 by approximately 80 positions. The majority of the positions eliminated were located at the corporate headquarters. The reduction in force focuses primarily on streamlining general and administrative expenses, and sizing the organization to drive short-term revenue targets. Concurrently, Plug Power will continue to invest in long-term opportunities in the continuous power business. Accordingly, the reduction in cash consumption is expected to extend Plug Power's funding by an incremental 12 to18 months, providing valuable time in which to build and demonstrate substantial market traction.

Severance packages will be offered to the separated employees. The Company expects to recognize a substantial majority of the restructuring charges by the end of 2008. Further details on the amount and breakdown of the charges associated with the restructuring will be provided in an 8-K filing with the SEC the week of June 16, 2008. By implementing this cost savings initiative immediately, Plug Power believes it is taking actions needed to best position itself for long-term growth and future profitability.

Following the integration of the GenDrive™ motive power business, the Company has experienced significant customer interest in its GenDrive fuel cell power units. Commercial field demonstrations by major material handling operations continue to prove the value propositions of lower operating costs, greater productivity, more usable commercial space and the elimination of the handling and storing of toxic chemicals. Therefore, Plug Power will make material handling market development efforts a priority by expanding the GenDrive product portfolio and strengthening the sales team.

The Company will continue to offer reliable products for backup power and will be completing its full product portfolio to meet customer requirements. Plug Power will focus any future investment in this business on expanding the sales and marketing channel.

Commenting on the cost-cutting measures, Andy Marsh, president and CEO, stated, "We are structuring Plug Power for long-term success, moving from an engineering and technology company to one focused on sales and marketing of our products. The decisions and actions we are taking today will build on our core strengths and leadership in fuel cell technology to help create a profitable organization. This strategy aligns with our vision for the future. I am committed to leading this Company towards market acceptance, sales and profitability for the industry, employees and investors."

"In human terms, the reduction is difficult because it affects so many of our dedicated and talented co-workers. While not easy, this is necessary for Plug Power to become a long-term and viable business. The board and I are grateful for the excellent work performed by everyone at the Company over the last 10 years," concluded Marsh.

About Plug Power Inc.

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into motive, continuous and backup power products. The Company is actively engaged with private and public customers in targeted markets throughout the world. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995,including but not limited to statements regarding the amount and timing of the restructuring charges, cost savings and reduced cash burn expected to result from the restructuring as well as comments regarding future profitability. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the restructuring results in greater restructuring charges or less cost savings; the risk that the FCC does not adopt rules regarding back up power requirements; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power's ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power's on-site energy products; market acceptance of Plug Power's on-site energy products; Plug Power's ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power's on-site energy products; Plug Power's ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power's ability to protect its Intellectual Property; Plug Power's ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's on-site energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission ("SEC") on March 17, 2008, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication.

Media Contact: Katrina Fritz Intwala Plug Power Inc. Phone: (518) 782-7700 ext. 1360	Investor Relations Contact: Cathy Yudzevich Plug Power Inc. Phone: (518) 782-7700 ext. 1448